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Ex-12


                                                      Idaho Power Company
                                              Consolidated Financial Information
                                              Ratio of Earnings to Fixed Charges

                                                                                                                 Twelve Months
                                                             Twelve Months Ended December 31,                        Ended
                                                                  (Thousands of Dollars)                           March 31,
                                                   1993         1994         1995         1996         1997          1998
Computation of Ratio of Earnings to
  Fixed Charges:
    Consolidated net income.....................  $84,464      $74,930      $86,921      $90,618      $92,274        $91,352

Income taxes:
    Income taxes (incl amounts charged
     to other income and deductions)............   38,057       35,307       49,498       51,316       47,559         43,800
    Investment tax credit adjustment............   (1,583)      (1,064)      (1,086)         776       (1,087)          (565)
          Total income taxes....................   36,474       34,243       48,412       52,092       46,472         43,235

Income before income taxes......................   120,938     109,173      135,333      142,710      138,746        134,587

Fixed Charges:
    Interest  on long-term debt.................   53,706       51,172       51,147       52,165       53,215         52,447
     expense and premium - net..................      507          567          567          594          653            656
    Interest on short-term bank loans...........      220        1,157        3,144        2,269        2,902          3,011
    Other interest..............................    2,023        1,538        1,598        2,319        3,990          3,916
    Interest portion of rentals.................    1,077          794          925          991          982          1,066

          Total fixed charges...................   57,533       55,228       57,381       58,338       61,742         61,096

Earnings  - as defined.......................... $178,471     $164,401     $192,714     $201,048     $200,488       $195,683

Ratio of earnings to fixed charges..............    3.10x        2.98x        3.36x        3.45x        3.25x          3.20x




                                                             Exhibit 12
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